As filed with the Securities and Exchange Commission on May 2, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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VORNADO REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)
22-1657560 (IRS Employer Identification Number)

888 SEVENTH AVENUE

NEW YORK, NEW YORK 10019

(Address of Principal Executive Offices) (Zip Code)

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VORNADO REALTY TRUST 2002 OMNIBUS SHARE PLAN
(Full Title of the Plan)
Joseph Macnow
Vornado Realty Trust
888 Seventh Avenue, New York, New York 10019
(Name and Address of Agent for Service)
(212) 894-7000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
William G. Farrar, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000 Facsimile: (212) 558-1600

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CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Number of Shares To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(4)
Common Shares of Beneficial Interest (Par Value $.04 Per Share)	2,500,000(3)	$ 94.54	$23,635,000	$ 929

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(1)

This registration statement registers an additional 2,500,000 of the registrant’s common shares of beneficial interest, par value $0.04 per share, for sale under the registrant’s 2002 Omnibus Share Plan.

(2)

Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of beneficial interest of Vornado Realty Trust as reported on the New York Stock Exchange on April 30, 2008.

(3)

This registration statement shall also cover any of the registrant’s common shares which become issuable under the registrant’s 2002 Omnibus Share Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Vornado Realty Trust (“Vornado”) has filed this registration statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of an additional 2,500,000 common shares, par value $0.04 per share, of beneficial interest (the “Common Shares”) of Vornado pursuant to Vornado’s 2002 Omnibus Share Plan. On December 26, 2002, Vornado filed a registration statement on Form S-8 (file no. 333-102216) to register the offer and sale of 7,500,000 Common Shares of Vornado pursuant to Vornado’s 2002 Omnibus Share Plan. Pursuant to General Instruction E to Form S-8, the entire contents of that registration statement are incorporated herein by reference, except as indicated below with respect to Part II, Item 3 and Item 6, which are replaced in their entirety as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Vornado with the Securities and Exchange Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-11954);
(b)	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2008; and
(c)	The description of Vornado’s common shares contained in Vornado’s registration statement on Form 8-B (File No. 001-11954), filed on May 10, 1993.

All documents filed by Vornado pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Trustees and Officers.

The Maryland REIT Law (“MRL”) permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Vornado’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the MRL.

Vornado’s Declaration of Trust authorizes it to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee or officer (including any person who, while a trustee of Vornado, is or was serving at the request of Vornado as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

Vornado’s Bylaws require it to indemnify (a) any trustee or officer or any former trustee or officer (including and without limitation, any individual who, while a trustee or officer and at the request of Vornado, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Vornado’s Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado’s receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado’s Bylaws also (i) permit Vornado to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado in such capacity and to any employee or agent of Vornado or a predecessor of Vornado, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations and (iii) permit Vornado to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The MRL permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, as amended (the “Partnership Agreement”), of the operating partnership provides, generally, for the indemnification of an “Indemnitee” against losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts that relate to the operations of the operating partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term “Indemnitee” includes (i) any person made a party to a proceeding by reason of its status as (A) the general partner of the operating partnership, (B) a limited partner of the operating partnership or (C) an officer of the operating partnership or a trustee, officer or shareholder of Vornado and (ii) such other persons (including affiliates of Vornado or the operating partnership) as Vornado may designate from time to time in its discretion. Any such indemnification will be made only out of assets of the operating partnership, and in no event may an Indemnitee subject the limited partners of the operating partnership to personal liability by reason of the indemnification provisions in the Partnership Agreement.

Pursuant to the registration rights agreement between Vornado and the holders of units redeemable for the shares registered hereunder, each unit holder named therein (and each permitted assignee of such holder, on a several basis) agrees to indemnify and hold harmless Vornado, and each of its trustees/directors and officers (including each trustee/director and officer of Vornado who signed a registration statement), and each person, if any, who controls Vornado within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto) pursuant to which the common shares issuable to the unit holders upon redemption of their units were registered under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such unit holder; and (iii) against any and all expenses whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, however, that such indemnity shall only apply with respect to any loss, liability, claim, damage or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Vornado by such unit holder expressly for use in the registration statement (or any amendment thereto) or the prospectus (or any amendment or supplement thereto) or (B) such unit holder’s failure to deliver an amended or supplemental prospectus if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. A unit holder and any permitted assignee shall not be required to indemnify Vornado, its officers, trustees or control persons with respect to any amount in excess of the amount of the total proceeds to such unit holder or permitted assignee, as the case may be, from sales under the registration statement of such unit holder’s shares issuable upon redemption of units, and no unit holder shall be liable under the indemnification provision for any statements or omissions of any other unit holder.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, Vornado has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. In addition, indemnification may be limited by state securities laws. Vornado has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 8.	Exhibits.

The exhibits listed in the exhibit index beginning immediately following the signature pages hereto are filed herewith or incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Vornado Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on May 2, 2008.

VORNADO REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Joseph Macnow
Name:	Joseph Macnow
Title:	Executive Vice President - Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Roth, Michael D. Fascitelli and Joseph Macnow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any and all registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven Roth	Chairman of the Board of Trustees (Principal Executive Officer)	May 2, 2008
Steven Roth

/s/ Michael D. Fascitelli	President and Trustee	May 2, 2008
Michael D. Fascitelli

/s/ Joseph Macnow	Executive Vice President - Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2008
Joseph Macnow

/s/ Candace K. Beinecke	Trustee	May 2, 2008
Candace K. Beinecke

Signature	Title	Date
/s/ Anthony W. Deering	Trustee	May 2, 2008
Anthony W. Deering

/s/ Robert P. Kogod	Trustee	May 2, 2008
Robert P. Kogod

/s/ Michael Lynne	Trustee	May 2, 2008
Michael Lynne

/s/ David Mandelbaum	Trustee	May 2, 2008
David Mandelbaum

/s/ Robert H. Smith	Trustee	May 2, 2008
Robert H. Smith

/s/ Ronald G. Targan	Trustee	May 2, 2008
Ronald G. Targan

/s/ Richard R. West	Trustee	May 2, 2008
Richard R. West

/s/ Russell B. Wight, Jr.	Trustee	May 2, 2008
Russell B. Wight, Jr.

EXHIBIT INDEX

Exhibit Number	Description
3.1

Restated Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007 (incorporated by reference to Exhibit 3.75 of Vornado Realty Trust’s Quarterly Report on Form 10-Q (File No. 001-11954), filed on July 31, 2007).

3.2

Amended and Restated Bylaws of Vornado Realty Trust, as amended on March 2, 2000 (incorporated by reference to Exhibit 3.12 of Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-11954), filed on March 9, 2000).

4.1	Instruments defining the rights of security holders (see Exhibits 3.1 through 3.2 of this registration statement).
4.2	Vornado Realty Trust’s 2002 Omnibus Share Plan (incorporated by reference to Exhibit 4.2 to Vornado Realty Trust’s Registration Statement on Form S-8 (File No 333-102216 filed on December 26, 2002).
4.3

Specimen certificate representing Vornado Realty Trust’s Common Shares of Beneficial Interest (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 033-62395), filed on October 26, 1995).

4.4

Amendment, dated March 17, 2006, to Vornado Realty Trust’s 2002 Omnibus Share Plan (incorporated by reference to Exhibit 10.50 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2006 (File No. 001-11954) filed on May 2, 2006).

4.5

Amendment No.2, dated May 18, 2006, to Vornado Realty Trust’s 2002 Omnibus Share Plan (incorporated by reference to Exhibit 10.53 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006 (File No. 001-11954) filed on August 1, 2006).

5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on page II-4).